EXHIBIT 10.10

Summary of Independent Bank Corporation

Management Incentive Compensation Plan

This document summarizes the Management Incentive Compensation Plan (the “Plan”) of Independent Bank Corporation, a Michigan corporation (the “Company”). The Plan covers all management employees, including the Company's Named Executives.

The Plan provides for annual cash incentives to Plan participants based on the extent to which Company and individual performance objectives are met or exceeded. The Plan has three annual performance levels: (1) threshold represents the performance level that must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors; and (3) the maximum represents that which reflects outstanding performance. Target performance under the Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation. Threshold performance would result in earning 50% of the target incentive, target would be 100%, and maximum would be 200%, with compensation prorated between these award levels.

The target bonus levels generally range from 10% of base salary (for lower level Plan participants), up to 50% of base salary for the Company's Chief Executive Officer. Plan participants are generally eligible to receive incentive compensation based on the achievement of certain Company performance objectives (weighted at 60% to 80%) as well as predetermined individual goals (weighted at 20% to 40%).

The Company performance objectives are established by the Compensation Committee and approved by the Board each year and may include (but are not necessarily limited to) goals related to earnings per share, non-performing assets to total assets, organic deposit growth, and the Bank's efficiency ratio. The performance objectives for a particular year are generally established during the first quarter of such year, and any bonuses payable as a result of the achievement of such objectives are generally paid in the first quarter of the following fiscal year. Amounts earned under the Plan are payable in full following finalization of the Company's financial results for the performance period. In addition, the Board may condition the payment of any bonuses under the Plan by the achievement of any one or more of the performance objectives.